Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Short Form Base Shelf Prospectus of CIBC dated June 27, 2019 relating to the offering of up to $10,000,000,000 Senior Debt Securities, Subordinated Debt Securities (subordinated indebtedness) and Common Shares of our auditors’ reports dated November 28, 2018 with respect to the consolidated financial statement of the Canadian Imperial Bank of Commerce included in its Annual Report on Form 40-F, for the year ended October 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 27, 2019